EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of August 1, 2026 between Venkataraman Ramaswamy Iyer (“Executive”) and Resources Connection (UK) Limited (the “Company”). Executive acknowledges that this Agreement applies to the Company, its parent company, its subsidiaries, or holding companies from time to time and any subsidiary of any holding company from time to time (the “Group Company”).

RECITALS

WHEREAS, the Company desires to renew its right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to continue such employment on such terms and conditions.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.RETENTION

The Company does hereby hire, engage and employ Executive as the President, Europe and APAC Business Unit of the Company for the Period of Employment (as defined in Section 3), and Executive does hereby accept and agree to such hiring, engagement and employment, all on the terms and conditions expressly set forth in this Agreement. As of the Commencement Date (as defined below), this Agreement supersedes and replaces, in its entirety, the prior Letter of Appointment, as amended, that Executive entered into with the Company dated October 29, 2020, as amended on December 1, 2022 and February 1, 2025 (the “Letter of Appointment”).

2.DUTIES

(a)During the continued Period of Employment (as defined in Section 3), Executive shall serve the Company in such position fully, diligently, competently, and in conformity with the provisions of this Agreement, directives of the Chief Executive Officer and the Board of Directors (the “Board”) of Resources Connection, Inc. (the “Parent Company”), and the corporate policies of the Company and the Parent Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment. In this position, Executive shall report to the Chief Executive Officer.
(b)Throughout the continued Period of Employment, Executive shall devote his full business time, energy, and skill to the performance of his duties for the Company, vacations and other leave authorised under this Agreement excepted. The foregoing notwithstanding, Executive shall be permitted to (i) engage in charitable and community affairs, and (ii) to make investments of any character in any business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with the provisions of Sections 13 and 14, and further provided that Executive shall not serve as a director of any other publicly traded or private entity without gaining the consent of the Chief Executive Officer prior to the commencement of such service.
(c)Executive shall exercise due diligence and care in the performance of his duties for and the fulfilment of his obligations to the Company under this Agreement.
(d)During the Period of Employment, the Company shall furnish Executive with office, secretarial and other facilities and services as are reasonably necessary or appropriate for the performance of Executive’s duties hereunder and consistent with his position as the President, Europe and APAC Business Unit of the Company.

(e)Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which Executive is a party or otherwise bound.
3.PERIOD OF EMPLOYMENT

Executive’s employment under this Agreement shall commence on August 1, 2026 (the “Commencement Date”) and shall continue unless and until terminated by either party in accordance with the notice provisions set out in this Agreement or otherwise in accordance with the terms hereof. For the avoidance of doubt, there is no fixed term of employment and Executive’s employment is open-ended. References in this agreement to the “Period of Employment” shall mean the period from the Commencement Date until the termination of Executive’s employment in accordance with the terms of this Agreement. In all cases, the Period of Employment is subject to termination pursuant to Sections 6, 7 and 8 below. The last date of Executive’s employment shall be the “Termination Date.”

4.COMPENSATION

(a)BASE SALARY. During the Period of Employment, the Company shall continue to pay Executive, and Executive agrees to accept from the Company, in payment for his services, a base salary of Three Hundred Seventy-Seven Thousand Five Hundred Pounds (£377,500) per year (“Base Salary”), less standard withholdings and authorised deductions, payable in accordance with the Company’s general payroll practices in effect from time to time (but in no event less frequently than in monthly instalments). The determination of whether Executive’s Base Salary will be upwardly adjusted is within the sole and absolute discretion of the Chief Executive Officer or the Board (or a committee of the Board), as applicable.

(b)ANNUAL INCENTIVE COMPENSATION. During the Period of Employment, Executive shall be entitled to participate in any annual incentive or bonus plan or plans maintained by the Company or the Parent Company for the executive officers of the Company or the Parent Company generally, in accordance with the terms, conditions, and provisions of each such plan as the same may be changed, amended, or terminated, from time to time in the discretion of the Board, or its designated committee.
(c)EQUITY COMPENSATION. During the Period of Employment, Executive shall continue to be eligible to receive grants of restricted stock, restricted stock units, or other equity compensation on such terms and conditions as determined from time to time in the discretion of the Board, or a designated committee thereof.
Upon (or as may be necessary to give effect to such acceleration, immediately prior to) the occurrence of an event described in Section 7.2 of the Parent Company’s 2014 Performance Incentive Plan and the 2020 Performance Incentive Plan, as amended and restated, all of Executive’s then-outstanding and otherwise unvested equity awards granted by the Parent Company shall be deemed immediately vested, notwithstanding any other provision of the applicable plans or award documentation to the contrary; provided, however, that as to any awards that vest based on performance conditions, the terms of the applicable award agreement shall govern the accelerated vesting of such award.

5.BENEFITS

(a)HEALTH AND WELFARE. During the Period of Employment, Executive shall be entitled to participate in all health and welfare benefit plans and programmes and all retirement, deferred compensation and similar plans and programs generally made available by the Company to all other executive officers of the Company as in effect from time to time, subject to any restrictions specified in such plans and programmes.
(a)FRINGE BENEFITS. During the Period of Employment, Executive shall be entitled to participate in all fringe benefit plans and programs generally made available by the Company to all other executive officers of the Company as in effect from time to time, subject to any restrictions specified in such plans and programmes.
(b)ANNUAL LEAVE AND OTHER LEAVE. Executive shall be entitled to such amounts of paid annual leave and other leave, as from time to time may be allowed by the Company to the Company’s executive officers generally or as approved by the Board specifically, or as required by law. Any personal time off is to be scheduled and taken in accordance with the Company’s standard policies applicable to such personnel.
(c)BUSINESS EXPENSES. During the Period of Employment, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s business expense reimbursement policies as in effect from time to time. At the latest, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred. Executive agrees to provide prompt documentation of such expenses in order to facilitate the timely reimbursement of same. The amount of expenses eligible for reimbursement during any tax year shall not affect the expenses eligible for reimbursement in any other tax year.
6.DEATH OR DISABILITY

(a)DEFINITION OF INCAPACITY. For purposes of this Agreement, the terms “subject to Incapacity” and “Permanent Disability” shall mean Executive’s inability, because of physical or mental illness or injury, to perform substantially all of his customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of ninety (90) continuous days, or for not less than one hundred eighty (180) days during any continuous twenty-four (24) month period. The terms “Permanent Disability” and “Permanently Disabled” as used herein may have meanings different from those used in any disability insurance policy or program maintained by Executive or the Company.
(b)VESTING ON DEATH OR DISABILITY. Upon any termination of the Period of Employment and Executive’s employment hereunder by reason of Executive’s death or Incapacity, as defined in Section 6(a), subject to the release requirements of Section 6(c), any then-outstanding and otherwise unvested stock options, restricted stock, restricted stock units and any other equity or equity-based awards granted by the Company to Executive shall be deemed immediately vested; provided, however, that as to any awards that vest based on performance conditions, the terms of the applicable award agreement shall govern the accelerated vesting of such award.
(c)TERMINATION DUE TO DEATH OR DISABILITY. If Executive dies during the Period of Employment, the Period of Employment and Executive’s employment shall automatically cease and terminate as of the date of Executive’s death. If Executive becomes subject to Incapacity during the Period of Employment, the Company may terminate the Period of Employment and Executive’s employment hereunder by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to Executive’s death or Incapacity, Executive or his estate shall be entitled to receive:
(i)a lump sum cash payment, payable within fifteen (15) calendar days (or earlier, if required by applicable law) after the Termination Date, equal to the sum of (A) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder and (B) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive’s termination of employment hereunder (the “Earned/Unpaid Annual Bonus”); and
(ii)a lump sum cash payment, payable within sixty (60) calendar days after the Termination Date, in an amount equal to one (1) times his annual rate of Base Salary (as in effect immediately prior to such termination).
Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to Executive’s death or Incapacity, except as set forth in Sections 6(b) and 6(c), and except for Executive’s rights (if any) under the plans, arrangements and programs referenced in Section 5, Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, program, policy or arrangement of the Company and its affiliates.

As a condition precedent to any Company obligation to Executive pursuant to Section 6(b) or (c) (other than pursuant to Section 6(c)(i), which for the avoidance of doubt shall be promptly paid to Executive following termination), Executive, or Executive’s estate or his personal representative, if applicable, shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed, written release of claims in a form provided by the Company and such release shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide such form of release to Executive within five (5) days following the Termination Date, and Executive shall execute such release within twenty-one (21) days (or forty-five (45) days if such period is required under applicable law) following Executive’s receipt of such form of release from the Company. The Company shall have no obligation to make any payment to Executive pursuant to Section 6(b) or (c) unless and until the release contemplated by this Section 6(c) becomes irrevocable by Executive in accordance with all applicable laws, rules and regulations. If the maximum period of time in which Executive has to consider and revoke such release spans two different calendar years, the payment of the applicable benefits shall be made in the second of those two years, subject to applicable UK tax and employment law.

7.TERMINATION BY THE COMPANY

(a)TERMINATION FOR CAUSE. The Company may, by providing written notice to Executive, terminate the Period of Employment and Executive’s employment hereunder for Cause at any time. The term “Cause” for purpose of this Agreement shall mean:
(i)Executive’s conviction of any criminal offence (other than a minor road traffic offence for which a fine or non-custodial penalty is imposed); or
(ii)Executive is engaging or has engaged in material fraud, material dishonesty, or any other act of willful misconduct in connection with the business affairs of the Company; or
(iii)Conviction of criminal theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or
(iv)Executive’s continued and substantial failure to perform the duties hereunder (other than as a result of total or partial incapacity due to physical illness), which failure is not cured within thirty (30) days following written notice by the Company to Executive of such failure; provided, however, that (A) it shall not be Cause if Executive is making good faith efforts to perform duties and (B) this provision shall not apply to any qualitative dissatisfaction by the Company with Executive’s performance of his duties hereunder; or
(v)Executive’s material breach of the provisions of Sections 13 and/or 14 of this Agreement, or any material breach by Executive of any other agreement Executive has with the Company or any Company or Parent Company policy that applies to Executive, which breach, if capable of being cured, is not cured within thirty (30) days following written notice by the Company to Executive of such breach.

If Executive’s employment is terminated for Cause, the termination shall take effect on the effective date (pursuant to Section 26) of written notice of such termination to Executive.

In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive a lump sum cash payment, payable within fifteen (15) calendar days (or earlier, if required by applicable law) after the Termination Date, equal to the sum of (A) accrued but unpaid Base Salary as of the date of termination of Executive’s employment hereunder (including any accrued but unpaid annual leave) and (B) any Earned/Unpaid Annual Bonus in respect of the most recently completed fiscal year preceding termination of Executive’s employment hereunder.

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company for Cause, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, programme, policy or arrangement of the Company and its affiliates.

If the Company attempts to terminate Executive’s employment pursuant to this Section 7(a) and it is ultimately determined that the Company lacked Cause, the provisions of Section 7(b) shall apply and Executive shall be entitled to receive, subject to the release requirements of Section 7(b), the payments called for by Section 7(b).

(b)    TERMINATION WITHOUT CAUSE/PAYMENT IN LIEU OF NOTICE (PILON). The Company may, with or without reason, terminate the Period of Employment and Executive’s employment hereunder without Cause at any time, by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company without Cause (other than due to Executive’s death or Incapacity), then Executive shall be entitled to receive:
(i)a lump sum cash payment, payable within fifteen (15) calendar days (or earlier, if required by applicable law) after the Termination Date, equal to the sum of (A) any accrued but unpaid Base Salary as of the Termination Date hereunder (including any accrued but unpaid annual leave) and (B) the Earned/Unpaid Annual Bonus, if any;
(ii)a lump sum cash payment, payable within sixty (60) calendar days after the Termination Date, in an amount equal to one (1) times the sum of (A) Executive’s annual rate of Base Salary (as in effect immediately prior to such termination of employment) and (B) Executive’s target annual incentive under the applicable annual incentive programme under Section 4(b) for the year in which such termination occurs; and
(iii)any then-outstanding and otherwise unvested equity awards granted by the Company to Executive shall thereupon immediately vest; provided, however, that as to any awards that vest based on performance conditions, the terms of the applicable award agreement shall govern the accelerated vesting of such award.

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company without Cause, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, programme, policy or arrangement of the Company and its affiliates.
As a condition precedent to any Company obligation to Executive pursuant to this Section 7(b) (other than pursuant to Section 7(b)(i), which for the avoidance of doubt shall be promptly paid to Executive following termination), Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed, written release of claims in a form provided by the Company and such release shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide such form of release to Executive within five (5) days following the Termination Date, and Executive shall execute such release within twenty-one (21) days (or forty-five (45) days if such period is required under applicable law) following Executive’s receipt of such form of release from the Company. The Company shall have no obligation to make any payment to Executive pursuant to Section 7(b) unless and until the release contemplated by this Section 7(b) becomes irrevocable by Executive in accordance with all applicable laws, rules and regulations. If the maximum period of time in which Executive has to consider and revoke such release spans two different calendar years, the payment of the applicable benefits shall be made in the second of those two years, subject to applicable UK tax and employment law.

8.TERMINATION BY EXECUTIVE

(a)    TERMINATION WITHOUT GOOD REASON. Executive shall have the right to terminate the Period of Employment and Executive’s employment hereunder at any time without Good Reason (as defined below) upon three (3) months’ prior written notice of such termination to the Company. Any such termination by Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 7(a) shall apply. Notwithstanding any other provision of this Agreement, following such a termination of employment by Executive, except as set forth in Section 7(a), Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, programme, policy or arrangement of the Company and its affiliates.
(b)    TERMINATION WITH GOOD REASON. Executive may terminate the Period of Employment and resign from employment hereunder for “Good Reason” if any of the following occur without Executive’s consent:
(i)if the Company fails to provide Executive with the compensation and benefits called for by this Agreement; or
(ii)if the Company materially diminishes Executive’s authority, duties, responsibilities, or
(iii)if the Company materially breaches any provision of this Agreement;

provided, however, that none of the events described above shall constitute Good Reason unless Executive shall have notified the Company in writing describing the event(s) which constitute Good Reason within sixty (60) days of the initial existence of such event(s) and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice; and provided, further, that in all events the termination of Executive’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one (1) year following the initial existence of the event(s) claimed to constitute Good Reason.

Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 7(b) shall apply. Further, if Executive attempts to resign for Good Reason pursuant to this Section 8(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of Section 8(a) and, by reference therein, the provisions of Section 7(a), shall apply. Notwithstanding any other provision of this Agreement, following such a termination of employment by Executive, except as set forth in Section 7(a) or 7(b), as applicable, Executive shall have no further rights to any compensation or other benefits under this Agreement or to any cash severance or termination benefits under any other severance plan, programme, policy or arrangement of the Company and its affiliates.

9.GARDEN LEAVE

(a)GARDEN LEAVE PERIOD. During any notice period (whether given by the Company or Executive), the Company may, at its absolute discretion, require Executive to remain away from the Company's premises and refrain from performing his duties under this Agreement for a period of up to nine (9) months (the "Garden Leave Period"). During the Garden Leave Period, Executive shall:
(i)Continue to receive his full Base Salary and contractual benefits;
(ii)Remain available to perform such duties as the Company may reasonably request;
(iii)Not contact or deal with any clients, customers, suppliers or employees of the Company or any affiliates of the Company without the prior written consent of the Company; and
(iv)Immediately return all Company property and data upon request.
(b)    EFFECT ON POST-TERMINATION RESTRICTIONS. Any period of garden leave served by Executive shall count towards and reduce the duration of the post-termination restrictions set out in Section 13 of this Agreement on a day-for-day basis, such that the total combined period of garden leave and post-termination restriction period shall not exceed twelve (12) months in aggregate.

(c)    SALARY CONTINUATION. For the avoidance of doubt, in the event of a termination of Executive’s employment due to termination by the Company without Cause or a resignation of Executive for Good Reason, any Base Salary paid during the Garden Leave Period shall reduce any severance payment obligation of the Company pursuant to Section 7(b)(ii)(A), such that the total aggregate payment to Executive under this Section 9 and Section 7(b)(ii)(A) above shall not exceed twelve (12) months’ Base Salary.
10. EXCLUSIVE REMEDY

Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole contract remedy for any termination of his employment and Executive covenants not to assert or pursue any other contractual remedies, at law or in equity, with respect to any termination of employment.

11. RESERVED

12. MEANS AND EFFECT OF TERMINATION

Any termination of Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement.

13. RESTRICTIVE COVENANTS

(a)Executive agrees that for a period of twelve (12) months from the Termination Date, less any period during which Executive has been on garden leave (if applicable), shall be known as the Restricted Period (“Restricted Period”). The total Restricted Period shall be the combined duration of the Garden Leave Period and post-termination restriction period not to exceed twelve (12) months in aggregate. Executive agrees that for the Restricted Period he will not (whether on his own account or on behalf or in conjunction with any other person, firm, partnership or organisation) directly or indirectly approach, solicit or deal with, in competition with the Company or any Group Company, any person, firm, company or other organisation whatsoever who or which at any time during the twelve (12) months immediately preceding the Termination Date was a client or customer of the Company or any Group Company with whom

Executive had personal contact on behalf of the Company or any Group Company (“Restricted Client”), or facilitate or assist a third party to do the same.
(b)Executive agrees that during the Restricted Period he will not (whether on his own account or on behalf or in conjunction with any other person, firm, partnership or organisation) directly or indirectly:
(i)Solicit or entice, or seek to solicit or entice, away from the employment of the Company or any Group Company;
(ii)offer to employ or engage;
(iii)employ or engage; or
(iv)induce the breach of contract of
any Key Employee (as defined below, in the case of (i) to (iii) above, whether or not such person would commit a breach of his or her contract of employment), or facilitate or assist a third party to do the same.
For purposes of this Agreement, “Key Employee” shall mean: any employee or officer, contractor or consultant of the Company or any Group Company as at the Termination Date who is (i) a member of Executive’s team as at the Termination Date (excluding any person employed in a purely administrative capacity); or (ii) has senior managerial, executive or senior technical status within the Company or any Group Company; or (iii) is employed in a role which has significant client facing sales or support responsibilities; and with whom Executive had material dealings at any time during the twelve (12) month period immediately preceding the Termination Date.
(c)Executive will not (whether on his own account or on behalf or in conjunction with any other person, firm, partnership or organisation) at any time during the Restricted Period:
(i)accept employment or engagement under a contract of employment or a contract for services; or
(ii)otherwise deal with or perform any service for
any person, organisation or undertaking which has, in the six months immediately preceding the Termination Date, employed, engaged or otherwise procured the services of at least two (2) former employees or consultants of the Company or any Group Company, who, at any time during the six (6) month period immediately preceding the Termination Date, had been a member of Executive’s team (excluding any person employed in a purely administrative capacity).

(d)Executive will:
(i)on or before the Termination Date or at any earlier time if requested to do so by the Company, provide the Company with a list of all the Restricted Clients whose details Executive has on any account he has on any social media, including, without limitation LinkedIn or other networking sites;
(ii)on or before the Termination Date or at any earlier time if requested to do so by the Company, delete any Restricted Client from any account he has on any social media (save to the extent that such Restricted Client is known to Executive in a social capacity);
(iii)not make or retain a record of any information relating to any Restricted Client prior to complying with the requirement to delete information set out in paragraph (ii) above; and
(iv)not at any time from the date of the deletion under paragraph (ii) above to the end of the Restricted Period, connect, reconnect or otherwise communicate with any Restricted Client through a social media platform or request a copy of any information deleted in accordance with paragraph (ii) from the operator of any social media platform, and Executive agrees to comply with paragraph (ii) prior to updating his profile in any way on a social media platform to refer to him leaving the employment of the Company or to refer any new employment, engagement or business interest in which he may be concerned or involved in any capacity.

14. CONFIDENTIALITY.

(a)Executive acknowledges that in the continuing course of his employment by the Company he will have access to Confidential Information (as defined below). Executive has therefore agreed to accept the restrictions in this clause and within Part I of the Company’s employee handbook, as amended from time to time.
(b)For purposes of this clause, “Confidential Information” shall mean, in addition to the definition provided in Section 12.1 of Part I of the Company’s employee handbook, as amended from time to time, information (whether or not recorded in documentary form, or stored electronically), any trade secret or other information of a confidential nature belong to or relating to the Company and/or any Group Company in whatever form (including, without limitation, in written, oral, visual or electronic format), including but not limited to:
past, present and future business plans and strategy
present and future marketing and sales plans and strategy

past or present or proposed business dealings
financial plans and projections
past financial performance
research and development projects, plans and studies
proposed new products or services, or refinements to existing products or services formulae, production processes, secret processes and new working methods market research and analysis
pricing
details of existing and prospective clients and customers, including within pitches of any Group Company customer requirements and contract details
contact details of business contacts whether contained on a Company database or a social media site or otherwise supplier sources and terms of business
any information which is marked “confidential” or with a cognate express, or which Executive has been told is confidential.
any information which Executive would reasonably expect that the Company or any Group Company would regard as confidential; and
any information given to the Company or any Group Company in confidence by a third party (including by clients, customers or suppliers);
that Executive created, developed, received, obtained or became aware of in connection with and/or during the period of this Agreement.
(c)Executive shall not (except in the proper course of his duties), either during the Period of Employment or any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall apply to:
(i)any use or disclosure authorised by the Board or required by law;
(ii)any information which is already in, or comes into, the public domain other than through Executive’s unauthorized disclosure; or

(iii)any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998 (as amended), and any applicable UK whistleblowing legislation. This Section 14(c) controls in the event of any inconsistency or conflict with any other provision of this Agreement.
(d)Executive acknowledges that the Company will process personal data about Executive in connection with his employment. The Company is committed to processing such data in accordance with the UK General Data Protection Regulation (UK GDPR) and the Data Protection Act 2018. Executive agrees to comply with the Company’s data protection policies and to notify the Company immediately of any actual or suspected personal data breach. The Company’s Privacy Notice for employees sets out further details of how personal data is processed and has been provided to Executive.
15. SPECIFIC PERFORMANCE

Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 13 or Section 14 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

16. ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

17. GOVERNING LAW

This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the United Kingdom, without regard to conflicts of laws principles thereof.

18. ENTIRE AGREEMENT

This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this

Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) any stock option, restricted stock, restricted stock unit or other equity or equity-based award agreement between Executive and the Company that was executed prior to or after the date hereof, other than as provided in Sections 4(c), 6(b), 7(b) or 8(b) above of and (ii) the Indemnification Agreement between Executive and the Company dated February 23, 2026.

19. POST-TERMINATION COOPERATION

Executive agrees that following the termination of his employment for any reason, he shall reasonably cooperate if and as requested by the Company at mutually convenient times in the orderly transition of his former duties and in the Company’s defence against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with the Company. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with any such cooperation requested by the Company. Executive shall be compensated for his time at a mutually agreed upon rate for any such services requested by the Company other than the provision of information to the Company or its counsel and/or testifying as a witness, which he shall undertake without any compensation.

20. MODIFICATIONS

This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

21. WAIVER

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

22. NUMBER AND GENDER

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

23. SECTION HEADINGS

The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

24. ATTORNEYS’ FEES

Executive and the Company agree that in any action arising out of this Agreement, each side shall bear its own attorneys’ fees and costs incurred by it or his in connection with such action.

25. SEVERABILITY

In the event that an Employment Tribunal or court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

26. NOTICES

All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)if to the Company:
Resources Connection (UK) Limited
Attn: Chief Legal Officer
15950 North Dallas Parkway, Suite 330
Dallas, Texas 75248

(b)if to Executive, to Executive at Executive’s last address reflected in the Company’s payroll records.
Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 26 for the giving of notice.

27. COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in any number of counterparts, including by using electronic signature technology, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories, including electronic signatures. To the extent a party signs this Agreement using electronic signature technology, by clicking “sign,”

“accept,” or similar acknowledgement of acceptance, such party is signing this Agreement electronically, and electronic signatures appearing on this Agreement (or entered as to this Agreement using electronic signature technology) shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

28. UK TAX COMPLIANCE

All payments made to Executive under this Agreement shall be subject to the deduction of income tax and National Insurance contributions, and any other deductions required by applicable law, in accordance with the Company’s obligations under the Paye as You Earn (PAYE) system.

29. LEGAL COUNSEL; MUTUAL DRAFTING

Each party recognises that this is a legally binding contract and acknowledges and agrees that they had had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

30. UK STATUTORY RIGHTS

Nothing in this Agreement shall affect Executive's statutory rights as an employee under the laws of England and Wales, including (without limitation) rights under the Employment Rights Act 1996, the Equality Act 2010, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, and any other applicable UK employment legislation in force from time to time. In the event of any conflict between the terms of this Agreement and applicable UK employment legislation, the statutory provisions shall prevail to the extent required by law.
31. COLLECTIVE AGREEMENTS

There are no collective agreements which directly affect the terms and conditions of Executive's employment under this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY:

By:    /s/ Roger Carlile
Name: Roger Carlile
Title: Chief Executive Officer

EXECUTIVE:

By: /s/ Venkat Ramaswamy
Venkataraman Ramaswamy Iyer
Date: 7/24/2026